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                                                                  EXHIBIT 10.6



                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made and entered into as of June 12, 1996 between Biodynamics International, Inc. (the "Company") and Karl H. Meister (the "Employee") (collectively "the Parties").

                              W I T N E S S E T H:

         WHEREAS, the Employee is currently serving as President and Chief Executive Officer of the Company, and the Company desires to secure the continuing employment of the Employee in accordance with the terms of this Agreement;

         WHEREAS, the Company will compensate the Employee according to the terms of this Agreement in order to retain his employment for the term of this Agreement;

         WHEREFORE, in consideration of the premises and the mutual covenants contained herein, and for the good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       DEFINITIONS.

         In addition to the terms elsewhere defined in this Agreement, the following terms as used herein shall have the following meanings, unless the context or use indicates a different meaning.

         "Cause" for termination of employment means (a) any act by the Employee taken otherwise than in good faith that is materially adverse to the best interests of the Company or which, if the subject of a criminal proceeding, could result in a criminal conviction for a felony, or (b) the willful failure by the Employee to substantially perform his duties under this Agreement, which duties are reasonably within the control of the Employee (other than the failure resulting from the Employee's incapacity due to physical or mental illness). Employee shall not be deemed to be terminated for Cause under subparagraph (b) of this definition unless and until (i) the Employee receives written notice from the Board of Directors of the Company specifying with reasonable particularity the actions of the Employee which constitute a violation of this Agreement, and (ii) within a period of 30 days after receipt of such notice (and during which the violation is reasonably within the control of the Employee), the Employee fails to reasonably ad prospectively cure such violation.

         "Common Stock" means the common stock of the Company.

         "Good Reason" for resignation from employment means (a) without his prior concurrence, the Employee is assigned duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the commencement of the term of this Agreement, or his reporting responsibilities or titles in effect at the time of such commencement are changed, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bd faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee, or (b) the Employee's Annual Base Salary is reduced or there occurs any other failure by the Company to comply in any respect with the provisions of Section 4 hereof, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee, or (c) there occurs any change in any employee benefit plans or arrangements of the Company in which the Employee participates (including without




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limitation any pension or retirement plan, savings or profit sharing plan, stock ownership or purchase plan, stock option plan of life, medical or disability insurance plan), which would materially and adversely affect the Employee's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Employee as compared with any other executive officer of the Company, or
(d) the Employee is required to relocate his residence away from New Vernon, New Jersey because of the Company's business, or (e) the Company fails to obtain the additional financing and the restructuring of certain debt and equity per the November 23, 1995 Commitment Letter as described on p. 6 of the SEC Form 10-QSB for the period ended December 31, 1995, attached to this Agreement as Exhibit A, or (g) the Company fails to remedy its current deficiency in meeting the listing criteria on the NASDAQ Small Cap Market or
(h) the Company fails to obtain an Updated Opinion from Hogan & Hartson (or other law firm with specialization in FDA law and regulations), within one month following execution and delivery of this Agreement, stating the Company is in compliance with the National Organ Transplant Act of 1984, or (i) the Company fails to obtain shareholder approval for stock options as required by Sections 4(c) and 4(d) of this Agreement, or (i) the Company fails to obtain Directors' and Officers' Liability Insurance as specified in Section 4(i).

         "Stock Options" means either Annual Stock Options or Special Stock Options as defined in Section 4(c) or 4(d) of this Agreement.

2.       EMPLOYMENT.

         The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, on the terms and conditions set forth herein.

3.       TERM.

         The term of the Employee's employment with the Company hereunder commenced on March 1, 1996 ("Date of Employment") and shall terminate at the close of business on February 28, 1999, provided, however, that unless on or before January 1 immediately preceding each February 28 on which the term of the Employee's employment with the Company would otherwise terminate, either party delivers to the other party a written notice of his or its election to terminate such employment on February 28, the term of the Employee's employment with the Company shall be automatically extended for additional one year periods commencing on the day immediately following such February 28 and ending on the close of business on the following February 28, unless the term of the Employee's employment hereunder shall sooner terminate in accordance with the provisions of Section 7 hereof.

4.       SALARY AND OTHER BENEFITS.

         (a) Annual Base Salary. The Company shall pay the Employee an annual base salary ("Annual Base Salary") at the rate of not less than $160,000 per year, payable in substantially equal monthly installments in accordance with the customary payroll policies of the Company in effect at the time such payment is made, or as otherwise mutually agreed upon. The Board of Directors of the Company may from time to time direct such upward adjustments to the Employee's Annual Base Salary as the Board deems to be necessary or desirable, however, the Employee's Annual Base Salary shall not be reduced after any increase thereof. Any increase in the Employee's Annual Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement.

         (b) Annual Cash Incentive Bonus. Commencing with the fiscal year ending on September 30, 1997 and so long as the Employee is employed by the Company, he shall be eligible to receive from the




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Company, in respect of each fiscal year of the Company during which he is employed, an annual cash incentive bonus ("Annual Cash Incentive Bonus"), payable in cash within 60 days following the end of such fiscal year, in an amount approximately equal to 35% of the Employee's Annual Base Salary for that year, subject to the satisfaction of the Employee's reasonable performance goals for that year, subject to the satisfaction of the Employees's reasonable performance goals for that year which are agreed to by the Board of Directors and the Employee not later than 45 days after the commencement of such year. The determination as to whether the Employee's performance goals or any of them have been met for a fiscal year shall be made by the Board of Directors of the Company based on reasonable business standards and in the exercise of good faith. As a member of the Board of Directors of the Company, the Employee shall not vote on matters presented to the Board of Directors of the Company pursuant to this Section 4(b).

         (c) Annual Stock Options. The Employee shall be eligible to receive from the Company, for each fiscal year of the Company during which he is employed hereunder, commencing with the fiscal year ending on September 30, 1996, non-qualified stock options ("Annual Stock Options") to be granted within 60 days following the end of such fiscal year, for 75,000 shares available for purchase at the market price on the day of the grant. These Annual Stock Options will be granted under the general provisions of the Company's 1996 Stock Option Plan for which the Company is to employ its est efforts to obtain approval by the shareholders at the 1996 Annual Meeting of shareholders. The Company agrees to use its best efforts to cause shares of Common Stock issuable upon exercise of such Stock Options to be and remain registered on an effective Registration Statement on Form S-8 and to prepare and file with the United States Securities and Exchange Commission any prospectuses that may be reasonably necessary to permit the Employee to resell the shares of Common Stock issuable upon exercise of such Stock Options under the Securities Act of 1933, as amended. The Company also agrees that the 1996 Stock Option Plan will comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Employee shall maintain the right to all Annual Stock Options obtained under Section 4(c) for five (5) years following the date of grant of such Annual Stock Option, regardless of whether the Employee continues to be employed by the Company and regardless of whether this Agreement expired by its own terms or has been terminated, unless the Company terminates te Employee for Cause or unless the Employee terminates this Agreement without Good Reason.

         (d) Special Stock Options. In consideration of the Employee's execution and delivery of this Agreement, the Company shall use best efforts to obtain shareholder approval for a Special Stock Option Bonus and upon such approval shall issue and deliver to the Employee, as promptly as practicable following the execution and delivery of this Agreement, non-qualified stock options ("Special Stock Options") which shall entitle the Employee to purchase 750,000 cents per share. Forty percent (40%) of the Special Stock Options shall vest immediately with the Employee, thirty percent (30%) of the Special Stock Options shall vest twelve (12) months following the Employee's Date of Employment, and thirty percent (30%) of the Special Stock Options shall vest twenty-four (24) months following the Employee's Date of Employment. The Company agrees to use its best efforts to cause shares of Common Stock issuable upon exercise of such Stock Options to be and remain registered on an effective Registration Statement on Form S-8 and to prepare and file with the United States Securities and Exchange Commission any prospectuses that may be reasonably necessary to permit the Employee to resell the shares issuable upon exercise of such Stock Options under the Securities Act of 1933, as amended. The Company also agrees that the Special Stock Options will comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Employee shall maintain the right to all Special Stock Options obtained under Section 4(d) for five (5) years following the date of grant of such Special Stock Option, regardless of whether the Employee continues to be employed by the Company and regardless of whether this Agreement expired by its own terms or has been terminated, unless the Company terminates the Employee for Cause or unless the Employee terminates this Agreement without Good Reason.




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         (e)     Employee Benefits.  The Employee shall be entitled to
participate in or receive benefits under any and all employee benefit plans and arrangements made available by the Company at any time and from time to time during the term of this Agreement to its executive officers and key management personnel, subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements. Except for any such salary that the Employee defers pursuant to any plan under 26 U.S.C.A.
Section 401(k) (West Supp. 1995) ("Section 401(k)"), nothing paid to the Employee under any such plan or arrangement presently in effect or made available in the future shall be deemed to be payable to the Employee pursuant to Sections 4(a) and 4(b).

         (f) Business Expenses. Upon receipt of itemized vouchers, expense account reports and supporting documents submitted to the Company in accordance with the Company's procedures from time to time in effect, the Company shall reimburse the Employee for all reasonable and necessary travel, entertainment and other reasonable and necessary business expenses incurred ordinarily and necessarily by the Employee in connection with the performance of his duties hereunder.

         (g) Vacation. So long as the Employee is employed hereunder, the Employee shall be entitled to three weeks of paid vacation during each 12-month period commencing on the Date of Employment, at the reasonable and mutual convenience of the Company and the Employee.

         (h) Office. As soon as reasonably possible, but not later than December 31, 1996, the Company will provide an office for the employees in the Morristown, New Jersey area which will be the principal office of the Employee. The Employee will also be provided offices at the Company's locations in Tampa, Florida and in Germany.

         (i) Insurance and Indemnification. The Company shall purchase and maintain Directors' and Officers' Liability Insurance from an insurance company with a Best rating of A- or higher in amounts and covering matters customary for companies of similar size in the same industry. This Directors' and Officers' Liability Insurance shall provide defense of any lawsuit brought against the Employee in connection with his employment by the Company, and indemnification for any damages therefrom. The Company further agrees that it will (i) indemnify and hold harmless the Employee from any and all damages that he may incur as a result of his employment with the Company and (ii) advance expenses in connection with any lawsuit, action, investigation or proceeding to the maximum extent permitted by law. The Company further agrees that it will not amend the indemnification and advancement of expenses provisions contained in its certificate of incorporation and by-laws unless required by law.

         (j) Board of Directors. Commencing with the 1996 Annual Meeting of shareholders, and so long as the Employee is employed hereunder, the Company shall cause the Board of Directors of the Company to nominate and to solicit proxies from the shareholders of the Company for the purpose of electing at each annual meeting (or special meeting in lieu thereof) of the Company's shareholders a Board of Directors which includes the Employee as a director.

5.       POSITION AND DUTIES.

         The Employee shall serve as the President and Chief Executive Officer of the Company, accountable only to the Board of Directors of the Company, and, subject to the authority of such Board, shall have supervision and control over, and responsibility for, the general management and operation of the Company and shall have such other powers and duties as may from time to time be prescribed by such Board, provided that such duties are reasonable and customary for a President and Chief Executive Officer.




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6.       DEATH.

         The Employee's employment with the Company under this Agreement shall terminate upon his death. The Company shall pay the Employee's Annual Base Salary, Annual Cash Incentive Bonus, and Annual Stock Options due to the Employee through the effective date of termination of this Agreement by death to the extent not theretofore paid. The estate of the Employee shall retain all Stock Options granted to the Employee as of the day of his death per
Section 4(c) and 4(d) for a period of three (3) years following the Employee's death.

7.       TERMINATION OF THIS AGREEMENT.

         (a) The Company may terminate the Employee's employment with the Company under this Agreement for Cause. Except for the obligation to pay the Employee's Annual Base Salary through the effective date of termination, and except for the rights and obligations of the Company under Sections 4(i), 22 and 23 hereof, all obligations of the Company hereunder shall cease upon such termination, subject to the terms and provisions of any employee benefit plans or arrangements maintained by the Company in which the Employee was participating at the time of such termination. The Company may effect a termination pursuant to this Section 7(a) only by the affirmative vote of not less than two-thirds (2/3) of the total number of directors of the Company then in office, not counting the Employee. In voting upon such termination, if the Employee is also a member of the Board of Directors of the Company, then he shall not vote on, and will not be considered present for any purpose with respect to, a matter presented to the Board of Directors of the Company pursuant to this Section 7(a).

         (b) The Employee may, in his sole and absolute discretion, terminate his employment with the Company under this Agreement for any reason whatsoever by giving at least 30 days' prior written notice of his desire to do so (which notice shall, if the termination is for Good Reason, specify with reasonable particularity the reason or reasons therefore) to the Board of Directors of the Company. Except for the obligation to pay the Employee's Annual Base Salary through the effective date of termination, and any Annual Cash Incentive Bonus or Annual Stock Options Bonus due to the Employee to the extent not theretofore paid, and except for the obligations of the Company under Sections 4(d), 4(i), 8, 22 and 23 hereof, all obligations of the Company hereunder shall cease upon such termination, subject to the terms and provisions of any employee benefit plans or arrangements maintained by the Company in which the Employee was participating at the time of such termination.

8.       COMPENSATION AFTER CERTAIN TERMINATIONS.

         If the Employee's employment with the Company under this Agreement is terminated (whether such termination is by the Employee or by the Company) at any time for any reason whatsoever other than (a) termination by the Company for Cause, or (b) the Employee's death, or (c) termination at the election of the Employee without Good Reason, then the Company shall pay the Employee his full annual salary through February 28, 1999.

9.       ADJUSTMENTS UPON CHANGES IN COMMON STOCK.

         In the event the Company shall effect a split of the Common Stock or a dividend payable in Common Stock, or in the event the outstanding Common Stock shall be combined into a smaller number of shares, the Stock Options of the Employee granted under Sections 4(c) or 4(d) shall be decreased or increased proportionately. In the event that, before delivery by the Company of all of the shares of Common Stock for which the Stock Option has been granted, the Company shall have effected a stock split, reverse stock split, stock dividend, reclassification or combination of the Common Stock, the number of shares still subject to such




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Stock Option shall be increased or decreased proportionately and the purchase price per share shall be decreased or increased proportionately so that the aggregate purchase price and ownership percentage of the Company for all of the shares then subject to such Stock Option shall remain the same as immediately prior to such stock split, reverse stock split, stock dividend, reclassification or combination.

         In the event of a reclassification of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization (including a merger, consolidation or sale of all or substantially all assets of the Company) of the Company, the Board of Directors shall make such adjustments as appropriate in the number, purchase price and kind of shares covered by the unexercised Stock Options so that the aggregate purchase price of the Stock Options and the ownership percentage of the Company provided by those Stock Options shall remain the same as immediately prior to such reclassification, liquidation or reorganization.

10.      MITIGATION.

         The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination of the Employee's employment with the Company, or otherwise.

11.      ENTIRE AGREEMENT.

         This Agreement embodies the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes al prior negotiations, agreements and understandings between the Parties relating to such subject matter. This Agreement may be modified or amended only by an instrument in writing signed by the Parties hereto.

12.      LAW TO GOVERN.

         This Agreement is executed and delivered in the State of Delaware and shall be governed construed and enforced in accordance with the laws of the State of Delaware.

13.      ASSIGNMENT.

         This Agreement is personal to the Parties, and neither this Agreement nor any interest herein may be assigned (other than by will or pursuant to the laws of descent and distribution) without prior written consent of the Parties hereto nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against the Employee or any of his beneficiaries or any other person.

14.      REFERENCES.

         All references to "Sections", "subsections" and other subdivisions contained herein are, unless specifically indicated otherwise, references to Sections, subsections and other subdivisions of this Agreement. Whenever herein the singular number is used, the same shall include the plural where appropriate.

15.      WAIVER.

         No waiver of any right under this Agreement shall be deemed effective unless the same is set forth in writing and signed by the party giving such waiver.


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16.      NOTICES.

         All notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the Parties at the respective addresses set forth opposite their names on the signature page hereof, or at such other addresses as may have theretofore been specified by written notice delivered in accordance herewith.

17.      OTHER INSTRUMENTS.

         The Parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the terms of this Agreement.

18.      HEADINGS.

         The headings used in this Agreement are used for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

19.      INVALID PROVISION.

         Any clause, sentence, provision, section, subsection or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be confined to the clause, sentence, provision, section, subsection or paragraph so held to be invalid.

20.      RIGHTS UNDER PLANS AND PROGRAMS.

         Anything in this Agreement to the contrary notwithstanding, no provision of this Agreement is intended, nor shall it be construed, to reduce or in any way restrict any benefit to which the Employee may be entitled under any other agreement, plan, arrangement or program of the Company providing benefits for its Employees.

21.      MULTIPLE COPIES.

         This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

22.      WITHHOLDING OF TAXES.

         The Company shall withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

23.      LEGAL FEES AND EXPENSES.

         The Company shall pay and be responsible for all legal fees and expenses which the Employee may incur as a result of disputes originated by the Company under this Agreement or as a result of the Company's


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failure to perform under this Agreement, or as a result of the Company or any successor contesting the validity or enforceability of this Agreement.

24.      SET OFF OR COUNTERCLAIM.

         Except with respect to any claim against or debt or other obligation of the Employee properly recorded on the books and records of the Company, there shall be no right of set off or counterclaim against, or delay in, any payment by the Company to the Employee or his beneficiaries provided for in this Agreement in respect of any claim against or debt or other obligation of the Employee, whether arising hereunder or otherwise.

25.      THIRD PARTY BENEFICIARY.

         Any successor-in-interest to the Company, whether the successorship arises through sale of stock or assets, merger, or any manner of change in control of the Company, will be a third-party beneficiary to this Agreement and shall be obligated to the Employee to fulfill each of the terms of this
Agreement.   The Company agrees that no sale, merger or change in control will occur without securing the agreement of the purchaser, successor, or new control party to assume this Agreement and responsibility for all obligations of the Company under this Agreement.

26.      CONTRA PROFERENTUM.

         The principle of contra proferentum shall not apply and terms of this Agreement shall not be construed against its drafter.

                                        BIODYNAMICS INTERNATIONAL, INC.


                                        By:   ---------------------------------
                                              Charles Dragone
                                              Chairman of the Board of Directors

Address:
P.O. Box 601                                  ---------------------------------
Fawn Hill Drive                               Karl H. Meister
New Vernon, NJ 07976